Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Class A common stock, $0.01 par value per share, of National Healthcare Properties, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

ZIMMER PARTNERS, LP

By:	/s/ Jelena Napolitano
Name/Title:	Jelena Napolitano / Authorized Person
Date:	8/14/2026

ZIMMER FINANCIAL GROUP LLC

By:	/s/ Stuart J. Zimmer
Name/Title:	Stuart J. Zimmer /Director
Date:	8/14/2026

ZIMMER PARTNERS GP, LLC

By:	/s/ Stuart J. Zimmer
Name/Title:	Stuart J. Zimmer / Director, Zimmer Financial Services Group LLC, its Managing Member
Date:	8/14/2026

STUART J. ZIMMER

By:	/s/ Stuart J. Zimmer
Name/Title:	Stuart J. Zimmer / Self
Date:	8/14/2026